American International Petroleum Sells Majority Interest in Kazakhstan License 1551

Company Retains 15% Interest in 1551 License, the Shagyrly-Shomyshty Gas Field; Secures $189 Million in Development Financing

HOUSTON, TX -- 01/29/2004 -- American International Petroleum Corporation (PINKSHEETS: AIPN) today announced that it has sold 85% of the outstanding shares of it's newly created, wholly owned subsidiary, Caspian Gas Corporation ("CGC"), for $5,050,000 and a 15% Carried Interest through full development of its License 1551, the Shagyrly-Shomyshty gas field, in the Republic of Kazakhstan. To enable the transaction, the Company transferred the License to CGC from another of its wholly owned subsidiaries, American International Petroleum Kazakhstan ("AIPK"). The Company will retain the remaining outstanding shares of CGC.

Under terms of the deal, the purchaser, PetroCaspian LLC, a New York limited liability company, will obtain and maintain, for the benefit of CGC, an initial line of credit of not less than $50 million to initiate and conduct operations of CGC. The initial phase of development of the License is anticipated to commence in early 2004. A lender has been obtained to provide the financing to fund the full development of the License, which is estimated to cost $189 million.

The proceeds from the sale will be utilized to pay certain of the Company's outstanding domestic and foreign debt obligations, with the balance to be used for working capital, which includes the cost of completing an independent audit to enable the Company to resume timely filing of its financial statements with the Securities and Exchange Commission. The Company is working closely with its lenders to complete agreements that will address current and long-term secured note obligations.

About PetroCaspian LLC

PetroCaspian LLC is a New York limited liability company engaged in oil and gas exploration and development in several countries located in the Caspian Sea area of Central Asia.

About American International Petroleum Corporation

American International Petroleum Corporation is a diversified petroleum company, which through various subsidiaries, is involved in oil and gas exploration and development in Kazakhstan, and owns a 30,000-barrel per day refinery in Lake Charles, Louisiana.

Statements herein may be identified as forward-looking for purposes of safe harbor provisions under Section 21E of the Securities and Exchange Commission Act of 1934. Such statements relating to the Company's business, including those specific to this press release: the ability of PetroCaspian LLC to obtain and maintain the initial $50 million line of credit; initial development of License 1551 will begin in early 2004, or at all; the lender obtained to finance full development of the License will do so; estimated cost of development could exceed $189 million; that development costs may exceed estimates; that the Company can successful complete agreements that address satisfactory terms with Note holders; that the Company will complete audited financial statements to be filed with the SEC; and all future business of the Company, are subject to risks and uncertainties that could cause actual results to differ materially from those statements, and other risks and factors, identified in the Company's SEC filings.

Contact:

Michael Dodge
Investor Relations
732.741.6250